Exhibit 99.1

Heron Therapeutics Announces Corporate Headquarters Relocation to Cary, North Carolina

SAN DIEGO, December 23, 2024 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company, announced today the relocation of the Company’s headquarters from San Diego, California to Cary, North Carolina, effective January 1, 2025. A majority of Heron’s Management Team and corporate employees work from the Cary office, which is near the Research Triangle Park (“RTP”), one of the most prominent high-tech research and development parks in the United States. The growing biotech community in Cary and its surrounding areas provides ample space for growth and expansion.

“We are excited to move our headquarters to Cary, North Carolina, which represents a significant milestone in Heron’s journey,” said Craig Collard, Chief Executive Officer of Heron. “This move will not only strengthen our ability to support our employees by centralizing our operations and resources, but also positions us in an excellent location from which we can continue making strategic partnerships as we growing our existing portfolio focused on improving the lives of patients in the acute and oncology care settings. This is an exciting chapter for Heron, and we look forward to the continued success and partnerships that lie ahead.”

The new address for Heron’s corporate headquarters is 100 Regency Forest Drive, Suite 300, Cary, NC 27518.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. Therefore, you should not place undue reliance on forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption "Risk Factors." Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.
iduarte@herontx.com
858-251-4400